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                                                                    EXHIBIT 10.7


                                TRIBUNE COMPANY
                     DIRECTORS' DEFERRED COMPENSATION PLAN
                      (AS AMENDED EFFECTIVE JULY 1, 1994)


     The purpose of this Plan is to enable eligible directors of Tribune Company to defer the receipt of cash payments that otherwise would be payable to them for their services as directors of Tribune Company.

     1.  DEFINITIONS.

     Where the following words and phrases are used in this Plan, they shall have the meanings set forth below, unless their context clearly indicates to the contrary:

     (a) ACCOUNT. Each Deferred Compensation Account or subsidiary account established on behalf of a Participant pursuant to this Plan.

     (b) COMMITTEE. The Committee appointed by the Board of Directors of Tribune to administer the Plan.

     (c) DEFERRED COMPENSATION. The cash stipends and fees for services as a director of Tribune which an Eligible Director has elected to have treated as Deferred Compensation pursuant to paragraph 2(a).

     (d) ELIGIBLE DIRECTOR. Any member of the Board of Directors of Tribune who is entitled to stipends and fees for his or her services as a director.

     (e) PARTICIPANT. An Eligible Director who has elected to receive Deferred Compensation pursuant to paragraph 2(a).

     (f) PLAN. The Tribune Company Directors' Deferred Compensation Plan, as set forth herein and as from time to time in effect.

     (g) TRIBUNE. Tribune Company, a Delaware corporation, and its successor or successors.

     2.  ELECTION OF DEFERRED COMPENSATION.

     (a) Subject to the provisions of paragraph 2(b), any Eligible Director may at any time, and from time to time, elect to defer receipt of the cash stipends and fees that he or she is entitled to receive for services as a director of Tribune. Any such election shall be exercised by the Eligible Director in writing filed with the Secretary of Tribune prior to the beginning of the calendar quarter for which any such stipends and fees are earned. The director may designate 25%, 50%, 75% or 100% of the cash amount payable to such director to be deferred, and such election shall remain in effect until it is amended or terminated pursuant to paragraph 2(b).
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     (b) An Eligible Director may at any time, and from time to time, amend or terminate his or her election under paragraph 2(a). Any such amendment or termination shall take effect with respect to the amounts payable to such Eligible Director for calendar quarters commencing after his or her written direction to amend or terminate such election is received by the Secretary of Tribune. An Eligible Director who has terminated an election under paragraph 2(a) may not make another such election until a period of twenty-four (24) months has lapsed from the date as of which the previous such election was terminated.

     (c) Deferred Compensation shall be subject to the rules set forth in this Plan and each Eligible Director shall have the right to receive cash payments on account of previously Deferred Compensation only in the amounts and under the circumstances hereinafter set forth.

  3. COMMITTEE.

     Full power and authority to construe, interpret and administer this Plan shall be vested in the Committee. In particular, the Committee shall have full power and authority to make each determination provided for in this Plan. All determinations made by the Committee shall be conclusive upon Tribune, upon each Eligible Director, and upon their designees. If one or more members of the Committee are disqualified by personal interest from taking part in a particular decision, the remaining member or members of the Committee (although less than a quorum) shall have full power to act on such matter.

  4. DEFERRED COMPENSATION ACCOUNT.

     (a) A Participant's Deferred Compensation shall be held, accounted for, and deemed to be invested in accordance with this paragraph 4.

     (b) Tribune shall establish a Deferred Compensation Account for each Participant based on his or her election to participate in the Plan. Tribune shall credit to each Participant's Account an amount equal to the Deferred Compensation earned by the Participant. Each Account shall also be credited with the interest, dividends, income or other distributions which would be received if the amounts held in the Account were invested in the manner elected pursuant to paragraph 4(c), and each Account shall be credited or charged for any appreciation or depreciation in the fair market value of the deemed investment(s) elected pursuant to paragraph 4(c) whether or not Tribune actually holds such investments. The balance credited to an Account at a given date shall be referred to as the "Deferred Amount".

     (c) Each Participant may elect the manner in which his or her Account shall be deemed invested subject to the following rules:

     (i) Accounts may be deemed invested and reinvested in the following assets:

         (A) Any common or preferred stock, except a security issued by Tribune, traded on the New York Stock Exchange, American Stock Exchange or the NASDAQ National Market at the time the deemed investment is to be made.

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                (B)  A registered mutual fund that is open and accepts new investments;

                (C) A time deposit, saving certificate or other bank investment at a bank selected by the Committee;

                (D) A fixed income account credited with interest at the same rate as credited to participants in the Tribune Company Bonus Deferral Plan;

                (E)  Tribune Company common stock.

          (ii) A Participant may designate the amount in his or her Account to be deemed invested in no more than two investments, other than amounts deemed invested as described in paragraph 4(c)(i)(D), at any one time.

          (iii) Amounts may be reallocated to other investments no more than once per calendar quarter. Amounts deemed invested as described in paragraph 4(c)(i)(E) may not subsequently be reallocated to other investments and any amounts once invested as described in paragraphs 4(c)(i)(A) through (D) may not be reallocated to Tribune common stock while the Participant is serving as a Tribune director.

          (iv) If a Participant does not specify a choice of deemed investment, the balance in his or her Account shall be deemed invested as described in paragraph 4(c)(i)(D).

          (v) A Participant shall elect a choice of deemed investment(s) or changes therein by written direction delivered to the Secretary of Tribune.

          (vi) Each selected investment shall be deemed to have been made or withdrawn on a date which is not more than thirty (30) days after the date on which Tribune receives a written direction from the Participant with respect to such investment.

     (d) Although the amount of payments to be made to each Participant pursuant to the Plan are measured by the value of and income on certain deemed investments designated by the Participant, Tribune need not actually make any of such investments. Rather, the value of and income on the designated investments are merely a measuring device to determine the amount to be paid to a Participant. Accordingly, each Participant is and shall remain an unsecured creditor of Tribune with respect to any amounts owed to such Participant hereunder. If Tribune, in its discretion, should from time to time make any of the investments designated by a Participant, or set aside amounts for the purposes of payment of Deferred Amounts hereunder, such investments or amounts shall be solely for Tribune's own account and shall not in any way be considered to create a fund or trust for the benefit of the Participant or his or her beneficiaries, the Participant shall have no right, title or interest in any such investments, and the Participant's rights hereunder shall be solely those of an unsecured creditor to receive the payments described herein.

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     5.   PAYMENTS OF DEFERRED AMOUNTS.

          (a) Each participant shall elect in writing at the time he or she makes an election described in paragraph 2(a) that the Deferred Amount payable to him or her shall be paid in from one (1) to ten (10) annual installments commencing after:

          (i) the date on which such Participant ceases to be a director of Tribune; or

          (ii) the date which is twelve (12) months after the date as of which such election was terminated pursuant to paragraph 2(b); whichever first occurs.

          (b) Upon the happening of the relevant event described in paragraph 5(a)(i) or (ii), the Deferred Amount with respect to the affected Participant shall be calculated as of the December 31st immediately following the happening of such event. If such Deferred Amount is less than Fifty Thousand Dollars ($50,000), it shall be paid to the Participant in one installment, notwithstanding any prior election by the Participant to receive a greater number of installments. If such Deferred Amount is Fifty Thousand Dollars ($50,000) or more, it shall be paid to the Participant in that number of installments which is equal to the lesser of:

          (i) the number of installments elected by the Participant with respect to such Deferred Amount pursuant to paragraph 5(a); or

          (ii) the largest number of installments which, when divided into the Deferred Amount, produces a result which is not less than Twenty-Five Thousand Dollars ($25,000);

notwithstanding any prior election by the Participant to receive a greater number of installments. The first installment shall be paid on the February 15th following the December 31st first following the happening specified in paragraph 5(a), and succeeding installments, if any, shall be paid on the annual anniversaries of the first payment. The amount of each installment shall be in an amount equal to the Deferred Amount calculated as of the December 31st immediately preceding the payment date and payable to the Participant at the time for payment of such installment multiplied by a fraction (the "Installment Fraction"), the numerator of which is one and the denominator of which is the number of installments remaining to be paid, including the current installment. At the time each such installment is paid, the amount credited to such Account shall be reduced by the amount so paid. Each installment payment shall be deemed to have been made first from amounts held in the Participant's Account and deemed invested as described in paragraph 4(c)(i)(D), then from a deemed sale or redemption of a pro rata share of the other investments deemed held for the Participant's Account (unless otherwise agreed by the Committee and the Participant).

     (c) All payments due under this Plan shall be paid in cash to the Participant except that:

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          (i)  In the event a Participant's Board service terminates by reason of his or her death, or in the event any installments are unpaid at the time of a Participant's death, payments shall be made at the same time and in the same amounts as if the Participant were living to, and instructions regarding investments and sales of amounts credited to the Participant's Accounts shall be given by, such person or persons (including a trustee or trustees) as are named in the last written instrument signed by the Participant and received by Tribune prior to his or her death, or if the Participant fails to so name any person, the amounts shall be paid to, and such instructions shall be given by, his or her estate. Tribune shall be fully protected in making any payments due hereunder and in following such instructions in accordance with what Tribune believes to be such last written instrument received.

          (ii) Tribune may make payments due to a legally incompetent person in such of the following ways as the Committee shall determine:

               (A)  directly to such incompetent person;

               (B)  to the legal representative of such incompetent person; or

               (C) to some near relative of the incompetent person to be used for the latter's benefit.

     (d) Notwithstanding the foregoing, in the event of a Change in Control as defined in Section 12.2 of the Tribune 1992 Long-Term Incentive Plan, all Deferred Amounts (except those related to the Tribune Company Common Stock Account while the participant is a member of the Tribune Board of Directors) shall be accelerated and become immediately payable.

     6.   EMERGENCY PAYMENTS.

     In the event of an emergency as determined hereunder, Tribune may pay any unpaid installments, or determine the Deferred Amount payable to such Participant and pay such amount, without regard to the payment dates otherwise provided herein (except those related to the Tribune Company Common Stock Account while the participant is a member of the Tribune Board of Directors), to the extent required to meet such emergency where the Committee determines that such action is necessary to prevent undue hardship to a Participant. Such action shall be taken only if a Participant (or his legal representatives or successors) shall sign an application describing fully the circumstances which are deemed to justify the payment, together with an estimate of the amounts necessary to prevent great hardship.

     7.   MISCELLANEOUS.

          (a) Except as limited by paragraph 5(c), and except that each Participant shall have a continuing power to designate a new beneficiary in the event of his or her death at any time without the consent or approval of any person theretofore named as a beneficiary, this

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document shall be binding upon and inure to the benefit of Tribune, the
Committee, the Participants, their legal representatives, successors and assigns, and all persons entitled to benefits hereunder.

          (b) Any notice given in connection with this document shall be in writing and shall be delivered in person or by registered mail, return receipt requested. Any notice given by registered mail shall be deemed to have been given upon the date of delivery indicated on the registered mail return receipt, if correctly addressed.

          (c) All payments to persons entitled to benefits hereunder shall be made to such persons in person, or upon their personal receipt or endorsement, and shall not be grantable, transferable, or otherwise assignable in anticipation of payment thereof, in whole or in part, by the voluntary or involuntary acts of any such persons, or by operation of law, and shall not be liable or taken for any obligation of such person.

     8.   TERMINATION OR AMENDMENT.

          The Board of Directors of Tribune may in its discretion terminate or amend this Plan from time to time, provided, however, that no such termination or amendment shall (without the Participant's consent) alter a Participant's right to payments of amounts previously credited to such Participant's Accounts, the amount or times of payment of such amounts, the rights to change investments in his or her Accounts, or the rights set forth to designate beneficiaries in the event of his or her death, except that if Tribune is liquidated, merged or otherwise ceases to exist as a separate publicly-owned company, it shall have the right to determine the amount in each Participant's Account established for a Participant with respect to any Deferred Compensation awarded by Tribune, treating a date established by the Committee as the valuation date under paragraph 5(a), and to pay the amount so determined in one or more installments or upon such other terms and conditions as the Committee determines to be just and equitable.

     9.   EXPENSES OF ADMINISTRATION.

     The expenses of administering the Plan shall be borne by Tribune.


                                       As Amended by the Board of Directors:


                                       Stanley J. Gradowski
                                       ____________________________________
                                       Stanley J. Gradowski, Secretary


April 19, 1994

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